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                                                                    EXHIBIT 99.6

                        BPI PACKAGING TECHNOLOGIES, INC.

                            15,000,000 COMMON SHARES

                      ISSUABLE UPON THE EXERCISE OF RIGHTS

                       SUBSCRIPTION PRICE $0.04 PER SHARE

TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES
  AND OTHER NOMINEES:

    We have been appointed by BPI Packaging Technologies, Inc. (the "Company") to act as Subscription Agent in connection with the Company's rights offering under which it is distributing to stockholders of record on December 2, 1999 rights to subscribe for and purchase up to an aggregate of 15,000,000 common shares, $0.01 par value, at a price of $0.04 per share. Stockholders will receive one right for each common share owned and will be entitled to purchase
0.7 common shares for every right held under the terms and conditions set forth
in the Company's Prospectus dated December   , 1999. Stockholders who exercise
all of their rights in full will be entitled to the additional privilege of subscribing for and purchasing, subject to certain limitations and subject to allocation, any common shares not acquired by other holders of rights through the exercise of their rights. The rights offering will expire at 5:00 p.m.
eastern time on         , 1999.

    We are asking you to contact your clients for whom you hold subscription certificates registered in your name or in the name of your nominee.

    Enclosed herewith are copies of the following documents:

        1.  Letter dated           , 1999 from Ivan J. Hughes, Chairman of the
    Board of Directors of the Company to the stockholders;

        2.  Prospectus dated December   , 1999;

        3. A letter which may be sent to your clients for whose accounts you hold shares in your name or in the name of your nominee;

        4.  A Notice of Guaranteed Delivery;

        5.  A Nominee Holder Oversubscription Exercise Form; and

        6. Return Envelope to American Stock Transfer & Trust Company, the Subscription Agent.

    The Company will not pay any fees or commissions to any broker, dealer, salesman or other person in connection with the solicitation of the exercise of the rights in the rights offering. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

    If any of your clients for whom you hold rights registered in your name or in the name of your nominee exercise their oversubscription rights, you will need to complete and execute the Beneficial Owner Certification. To exercise the oversubscription rights, a beneficial owner of rights must have exercised their basic rights in full.

    If you are a Depository Trust Company participant and you are exercising the oversubscription rights, you must utilize both the Nominee Holder
Oversubscription Exercise Form and the Beneficial Owner Certification.
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    Additional copies of the enclosed materials may be obtained from the
Subscription Agent, American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005, (718) 921-8200.

                                          Very truly yours,

                                          AMERICAN STOCK TRANSFER & TRUST
                                          COMPANY

NOTHING CONTAINED HEREIN SHALL CONSTITUTE YOU OR ANY PERSON THE AGENT OF THE COMPANY OR THE SUBSCRIPTION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING NOT CONTAINED IN THE PROSPECTUS.

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